Consent of Independent Accountants


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 8, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of INVESCO Strategic Funds, Inc., (formerly known as INVESCO Strategic Portfolios, Inc., now known as INVESCO Sector Funds, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
December 28, 1998